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   BESICORP LTD.
                                                 For Immediate Release



Contact:    Karen Keator
              (914) 336-7700, x 114


                      BESICORP DEVELOPMENT, INC. ANNOUNCES
               THE ENGAGEMENT OF PRICEWATERHOUSECOOPERS SECURITIES

KINGSTON, NEW YORK, October 18, 1999 - BESICORP DEVELOPMENT, INC. announced today the engagement of PricewaterhouseCoopers Securities LLC to provide project financing and related financial services for the Besicorp-Empire newsprint project.

PricewaterhouseCoopers Securities LLC will provide all financial advisory services for the project including placement of debt, equity or equity-related securities with institutional or strategic investors necessary to bring the project to financial closing.

The Besicorp-Empire joint venture, announced in February 1999, will construct a 100 percent recycled newsprint paper manufacturing facility and an integrated 500 MW combined-cycle cogeneration facility to supply steam and electricity to the paper facility and electricity to the deregulated power market. Approximately 1,100 construction jobs and 300 permanent jobs will be created.

According to Besicorp Development's President, William T. Seils, "We are pleased to welcome PricewaterhouseCoopers Securities LLC to the project. PricewaterhouseCoopers Securities LLC and its global affiliates are among the top financial advisory firms involved in project finance, ranking first in 1998 in terms of the number of mandates on a worldwide basis, according to Project Finance International. Their world-class expertise is a welcome addition to the team as we focus on the successful development of this environmentally sound project."

Besicorp Development, Inc. is a subsidiary of Besicorp Ltd., which specializes in the development of environmentally sound independent power projects and renewable energy technologies.


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